UNITED STATES
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NATIONAL ENERGY SERVICES REUNITED CORP.

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On November 21, 2017, National Energy Services Reunited Corp. (the “Company”) held a previously announced conference call with respect to their proposed acquisitions of Gulf Energy SAOC (“Gulf Energy”) and National Petroleum Services (“NPS”).  Below is a transcript of such conference call, which is being filed herewith pursuant to Rule 14a-12.

National Energy Services Reunited Corp. Acquisitions Conference Call
November 21, 2017

Corporate Participants:

●	Steve Calk, Alpha IR Group

●	Sherif Foda, Chairman and Chief Executive Officer

PRESENTATION

Operator:

Good day everyone, and welcome to today’s call. Today’s call is being recorded. I will now pass the call to Steve Calk with NESR.

Steve Calk:

Good morning everyone and thank you for joining our call. With me today is Sherif Foda, Chairman and Chief Executive Officer of NESR. In today’s conference call, we’ll be discussing estimated EBITDA and other such non-GAAP financial measures. Please note the cautionary statements about these terms in our November 12 press release about the NESR acquisitions, as well as in the slides we filed on November 16 and November 20, both of which are available via our website and the SEC. In addition, we’ll be making numerous forward-looking statements; note that our actual results could differ materially from those forward-looking statements for a variety of reasons, many of which are beyond our control. We undertake no obligation to correct or update these forward-looking statements, whether as a result of new information, future events or otherwise, and refer everyone to our more robust forward-looking statements disclaimer in our SEC filings.

In today’s call we will provide an overview of the transaction, followed by a 15 minute Q&A session. We ask that participants limit themselves to one question so that we can address as many participants as possible.

It’s now my pleasure to hand the call to Sherif Foda. Sherif?

Sherif Foda:

Thank you, Steve.

Let me begin by saying that we are very excited about this transaction. It creates a regional oilfield service leader in the Middle East and North Africa. It provides a platform to accelerate growth and bring new technology into the region. It combines experienced Management team with deep sector expertise and a successful track record. It brings together a diverse and strategic group of large institutional investors. It forms the first and only NASDAQ-listed national oilfield service company in MENA region.

As we discussed during our IPO, we have spent considerable time looking at the wide variety of opportunities around the world. In the energy service space, we saw the best opportunity in the Middle East, where the market remains fragmented, demand is strong, and the customer are seeking alternatives.

The proposed acquisition of NPS and Gulf Energy will provide us with an opportunity to create a sizable player in the market. With the combined expertise of the three Companies, we believe we can pull the trigger.

As stand-alone companies, NPS and Gulf Energy outperformed most of their peers through the recent downturn, and have prepared themselves for solid growth over the next few years.

Our approach will be to aggressively accelerate and build on the track record and market positioning.

Noting that the transaction is subject to shareholder and regulatory approval, and that more detail is available in our presentation, let me review a few key terms.

Hundred per cent of Gulf Energy shareholder will be converting at $10 per share, including SCF Partners, Gulf Energy founders, and other smaller investors.

For the NPS transaction, we have agreed to pay majority consideration in cash and the remaining in equity. The cash portion will be funded by $229 million from the SPAC, $150 million from a major investor at an agreed premium of $11.24 a share. The remaining $63 million will be funded by another pipe investor who again agreed to invest at the same premium of $11.24 a share. This is very unique to our structure.

I would like to also highlight that we have sourced $100 million as a backstop to any redemption, and we have $60 million from the IPO which is not redeemable. Effectively, as of now, we have a backstop of about 70% of the initial $229 million of the IPO. We don’t believe that we will have any issue closing the transaction once we get the appropriate approvals.

To summarize, in this whole transaction, we have approximately nine large institutions involved. Most of these are rolling over all or a portion of their holdings to NESR. Several smaller investors are joining them in rolling their stakes in Gulf Energy or NPS into NESR stock. Some of these investors have also executed lock-up provisions as a sign of their commitment of the combined Company.

As you see, we have quite a diverse and committed group of investors.

On timing, we expect to file the proxy some time in early December, and will seek to close as soon as we have the necessary approvals.

Coming to the acquisitions, let me give you some more additional background.

Gulf Energy is one of the major service provider in Oman, with significant market share in its main business lines. Two-third of their portfolio focus on drilling technologies, and one-third in production services. The structure of contracts in Oman generally are longer-term, and they are commonly five to seven years. Gulf Energy has a very high percentage of its revenue base secured for the next few years.

NPS is significantly diversified in terms of geography, and nicely complements Gulf Energy positioning. The majority of their business is in production and completions. NPS is very strong in Saudi, Iraq, Algeria, and other countries in the region and is recognized as one of the premier service provider who can compete with the majors in these countries. They have continually gained market share over the last few years, and they have a very strong portfolio of contracts.

As a combined Company, they complement each other in the portfolio of services they provide and the geographies they serve.

We will be strategically placed to expand a full complement of service offering across the region, and will have significant cost and revenue synergies even without any incremental acquisitions.

Together, we will be the largest regionally-focused OFS player. We believe we are at the start of a journey where we will be able to grow this Company significantly.

Now turning to valuation. We believe our deal is highly discounted to where the market is trading, and what all of the estimates are for 2018. On a trading multiple basis, our peers trade at 10 times 2018 EBITDA, compared to 5.4 times for our transaction. Conservatively speaking, our transaction multiple is at least 40% discounted from where the peers trade.

As you see on the slides, in terms of past growth performance, EBITDA margins, leverage, NESR would have clear differentiation, and on key metrics outperforms the entire peer group. While pretty much all of our public peers have contracted in the last three years, both NPS and Gulf Energy have actually grown during the recent downturn.

Now, if I look back at what we promised in our IPO, I believe we have satisfied every promise we made to our investors.

Our proposed transaction is in the high-growth MENA region. We plan to have strong market share by leveraging our deep region expertise, solid client contacts, and by the injection of technology into the region, we are looking at innovative solutions to benefit our clients.

On a macro level, the cost of production in the Middle East is the lowest in the world, and service cost is a fraction of the production cost: low single digit dollars in terms of service cost per barrel. If you contrast this to North America where completion service cost are about two-thirds of the cost per barrel, you can appreciate the advantage we have.

Furthermore, there are lot of technology companies in the U.S. who have been unable to introduce their newest technologies in the region. With our position, knowledge, experience, and presence in the U.S., we will provide a platform for these companies to introduce their path-breaking technologies to the Middle East market.

Post transaction, NESR will be servicing virtually all of the clients in the region. This includes all the major national and international oil companies. This is important in that it will allow us to cross-sell different segment in countries where we have a footprint from either NPS or Gulf Energy.

One of the reason these two Companies have grown and successfully expanded their core markets is because of their entrepreneurial spirit. We want to keep that DNA of both Companies intact. That is why we have ensured that we have continuity in the leadership at both Companies.

Our vision is to be the national flagship carrier of service to our clients. We want to manufacture in the region, employ the future generation, inject technology, and help our esteemed customers achieve their goal of more than 50% in country value. Today, this number is anywhere from 10% to 20%, depending on the geography and the technology.

Out of the gate, we will be the leading regional oil field services player. Even without additional acquisition, we believe we will outperform most in the market. We have a vision of creating some thing extraordinary which will not only provide superior returns to our investors but also will have a lasting impact on the region with in-country value and employment opportunities.

We also have a strong ethic to help our clients achieve their goals.

We have very aggressive growth plans, both organically and inorganically, and we’ll be supplementing our existing portfolio of services with additional technology offerings.

We believe that we have capitalized on the right opportunity, at the right time, in the right place, and we are at the beginning of an exciting journey.

With this, I would like to open the call for any question.

Operator:

Thank you. If you’d like to ask a question, please signal by pressing star, one on your telephone key pad. If you’re using a speakerphone, please make sure your mute function is turned off, to allow your signal to reach our equipment. Please limit your self to one question. Again, that’s star, one to ask a question, and we’ll pause for just a moment to allow every one an opportunity to signal for questions.

We’ll take our first question from Greg Colman with National Bank Financial.

Greg Colman:

Thanks very much, and thanks for taking my question.

When I look at the growth ambitions that you’ve outlined in your presentation from 2017 to 2022, the bulk of the list is what you’re referring to as drilling technology. Can you give us additional color as to what you mean by drilling technology, and why you have so much confidence in it being the sizable lift in your five-year growth plan?

Sherif Foda:

Thanks, Greg. What we have, we have as I said in our remarks, we have a complementary offering between the two Companies, and into the different geographies. What we are planning to do is to have a lot of the strength of the drilling technology portfolio of Gulf Energy implemented in some of the geography of NPS. In addition, we have a very unique technology that we are going to address later on, after the de-SPAC process, and introduce this to the region and be able to have a significant growth over the next three years.

Operator:

That will conclude today’s question-and-answer session. I’d like to turn the call back over to Sherif for any additional or closing remarks.

Sherif Foda:

Thank you very much. On behalf of the entire NESR/Gulf Energy/NPS team, thank you again for joining us. We are all very excited about this transaction and look forward to announcing the closing in the coming weeks. Thank you.

Operator:

That does conclude today’s conference. Thank you for your participation, you may now disconnect.